                              SECOND AMENDMENT TO

                                 THIRD AMENDED

                                  AND RESTATED

                                REVOLVING CREDIT

                                      AND

                              TERM LOAN AGREEMENT

                                 BY AND BETWEEN

                             GANDER MOUNTAIN, INC.,
                                  as Borrower

                                      AND

                            BANK ONE, MILWAUKEE, NA

                          FIRSTAR BANK MILWAUKEE, N.A.

                             LASALLE NATIONAL BANK,

                NBD BANK (formerly known as NBD BANK, N.A.), and

                         HARRIS TRUST AND SAVINGS BANK

                                    as Banks

                                      AND

                            BANK ONE, MILWAUKEE, NA,

                                    as Agent




                               November 17, 1995

                                                                   EXHIBIT 10.10




                              SECOND AMENDMENT TO
                           THIRD AMENDED AND RESTATED
                              REVOLVING CREDIT AND
                              TERM LOAN AGREEMENT


      THIS SECOND AMENDMENT TO THIRD AMENDED AND RESTATED REVOLVING CREDIT AND TERM LOAN AGREEMENT (this "Second Amendment") is made as of the 17th day of November, 1995, by and between BANK ONE, MILWAUKEE, NA, as Bank and agent for the Banks, FIRSTAR BANK MILWAUKEE, N.A., LASALLE NATIONAL BANK, NBD BANK, formerly known as NBD BANK, N.A. and HARRIS TRUST AND SAVINGS BANK, as Banks, and GANDER MOUNTAIN, INC., a Wisconsin corporation, as Borrower.

                                R E C I T A L S

      WHEREAS, pursuant to a Third Amended and Restated Revolving Credit and Term Loan Agreement (the "Third Amended Agreement") dated as of November 22, 1994 and amended by First Amendment to Third Amended and Restated Revolving Credit and Term Loan Agreement (the "First Amendment") dated August 18, 1995 (collectively, the "Loan Agreement"), the Banks made available to Borrower credit facilities aggregating up to a maximum amount of One Hundred Million Dollars ($100,000,000.00); and

      WHEREAS, Borrower is in default under section 8.1(m) of the Loan Agreement requiring that prior to opening a new retail store Borrower and its Subsidiaries shall have delivered to Banks (i) a copy of the executed lease for the retail store, (ii) an executed Collateral Assignment of the Lease and an executed Landlord Waiver, Consent, Agreement and Certificate ("Landlord Waiver"), (iii) a certificate of insurance, and (iv) financing statements; and

      WHEREAS, Borrower is in default under section 7.1(a)(5) of the Loan Agreement requiring that Borrower deliver an Officer's Certificate in that Borrower has failed to deliver the Officer's Certificate required to be delivered with Borrower's quarterly financial statements for Borrower's fiscal quarter ending on September 30, 1995; and

      WHEREAS, Borrower has agreed to cure the foregoing defaults by delivering the Leases, Collateral Assignments, insurance certificates, financing statements and Officer's Certificate on the date hereof and by delivering the Landlord Waivers on or before December 15, 1995; and

      WHEREAS, Borrower is in default under sections 7.1(i) (Consolidated Tangible Net Worth) and 7.1(n) (Profitability) of the Loan Agreement and Borrower believes that as of the end of its fiscal month for November 1995, Borrower may be in default under section 7.1(k) (Consolidated Leverage Ratio) of the Loan Agreement; and

      WHEREAS, Borrower has requested that Banks provide a waiver of the defaults under sections 7.1(i), 7.1(k) and 7.1(n) described above in order to allow Borrower to further analyze its financial condition and provide additional information to the Banks to serve as a basis for further discussion; and

      WHEREAS, Banks are willing to give such waiver but only if Borrower reduces its outstanding loan balances and otherwise complies with the terms of this Second Amendment; and

      WHEREAS, this Second Amendment restates, amends and supersedes the waiver letters between Borrower and the Banks dated October 30, 1995 and November 8, 1995.

      NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein and in the Loan Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:


      1. Definitions. (a) Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

           (b) The term "Customer" as used in the Loan Agreement and this Second Amendment shall include purchasers of goods from the retail stores and the catalog business of Borrower, GRS or GMO.

      2. Waiver. (a) Banks temporarily waive the defaults under sections 7.1(i), 7.1(k) and 7.1(n) of the Loan Agreement previously disclosed to Banks for the period from the date hereof until December 15, 1995 (the "Waiver Period") and temporarily waive the default caused by Borrower's failure to deliver Landlord Waivers for the period from the date hereof until December 15, 1995. The waiver does not extend beyond December 15, 1995 and Banks do not waive any other default or any increase in the level of noncompliance with sections 7.1(i), 7.1(k) and 7.1(n) of the Loan Agreement. The Banks reserve the right to exercise any rights and remedies available to Agent or any Bank prior to December 15, 1995 if any other default comes to the attention of Banks or if any information comes to the Banks' attention showing that Borrower's level of noncompliance with section 7.1(i), 7.1(k) or 7.1(n) is greater than that previously disclosed to Banks.

           (b) Borrower shall pay a waiver fee to Banks in the amount of Two Hundred and Fifty Thousand Dollars ($250,000), which fee shall be earned upon execution of this Second Amendment. Such fee shall be due and payable in full on the earliest of (i) the date that Borrower, GRS or GMO closes or receives any payment or other consideration or benefit by reason of a sale of all or part of GRS, GMO or the assets of Borrower, GRS or GMO (other than the sale of inventory in the ordinary course of business or the sale of obsolete equipment that is replaced with similar equipment in the ordinary course of business), (ii) the date Borrower, GRS or GMO closes or receives any payment or other consideration or benefit by reason of the sale of stock of Borrower by Borrower or any other provision of capital to the Borrower, whether by subordinated loan, equity investment or otherwise (collectively, the "Injection of Capital"), or (iii) the date Borrower pays any of the Loans, other than payments on the Revolving Credit Loans in the ordinary course of business and other than the scheduled payments due on the Term Loans on March 1, 1996, June 1, 1996, September 1, 1996 and December 1, 1996.

      3. LIBOR Based Borrowings. The option of Borrower to elect that any portion of the outstanding balance of the Loans bear interest at a LIBOR rate of interest is no longer available. All existing LIBOR Based Borrowings shall continue to bear interest at the existing LIBOR rate until the end of the applicable LIBOR Interest Periods. As to all other outstanding balances, and as to all outstanding balances after the end of any applicable LIBOR Interest
Period:

           (a) Deletion of Libor Definitions. The following sections of the Loan Agreement are deleted: 1.51, 1.56 and 1.57.

           (b) Term Loan Interest Rate. Section 2.1.1 of the Loan Agreement is amended in its entirety to read as follows:

           "2.1.1 Interest Rate. The Term Loans shall bear interest in the case of Bank One at the Reference Rate, floating daily, and in the case of Harris, LaSalle, Firstar and NBD at the Prime Rate, floating daily, until maturity."

           (c) Term Loan Payments. The first sentence of Section 2.1.2 of the Loan Agreement is deleted and replaced with the following:

           "Interest on all Term Loans shall be paid to Bank One as Agent in arrears on the first day of each month commencing December 1, 1995."

           (d) Revolving Loan Interest Rate. Section 2.2.3 of the Loan Agreement is amended in its entirety to read as follows:

           "2.2.3  Interest Rate. All principal outstanding on the

      Revolving Credit Facility shall bear interest, for each day from the date such Loan is made until it becomes due, at a rate equal to:

                 (a) for Index Borrowings, (i) in the case of Bank One Revolving Credit Loans, at the Reference Rate, floating daily; and
           (ii) in the case of Harris, LaSalle, Firstar and NBD Revolving Credit Loans at the Prime Rate, floating daily; and

                 (b) for Overadvance Borrowings, (i) in the case of Bank One Revolving Credit Loans, at the Reference Rate plus one-half of one percent (0.5%), floating daily; and (ii) in the case of Harris, LaSalle, Firstar and NBD Revolving Credit Loans at the Prime Rate plus one-half of one percent (0.5%), floating daily.

      Interest on all Revolving Credit Loans shall be paid to Bank One as Agent in arrears on the first day of each month commencing December 1, 1995.

      The Borrowing Base Certificates received hereunder shall be used to determine the interest rate applicable for the Revolving Credit Loans and to test compliance with this section 2.2."

      4.  The Revolving Credit Loans.  The following is added to the end of section 2.2 (added before section 2.2.1) of the Loan Agreement:

           "Limitations on Borrowing during the Waiver Period. In addition to complying with all other provisions of this section 2.2:

                 (a) Borrower shall not permit the outstanding balance of the Revolving Credit Facility (including the undrawn amount of unexpired letters of credit) to exceed (i) prior to November 29, 1995, $67,700,000 (ii) on and after November 29, 1995 and prior to December 6, 1995, $63,300,000, (iii) on and after December 6, 1995 and prior to December 11, 1995, $58,900,000, and (iv) on and after December 11, 1995 and through and including December 15, 1995, $54,400,000; and

                 (b) Borrower shall not permit the outstanding balance of
           the Revolving Credit Facility (including the undrawn amount of unexpired letters of credit) to exceed (i) prior to November 29, 1995, 68.5% of Eligible Inventory, (ii) on and after November 29, 1995 and prior to December 6, 1995, 67% of Eligible Inventory, (iii) on and after December 6, 1995 and prior to December 11, 1995, 66% of Eligible Inventory, and (iv) on and after December 11, 1995 and through and including December 15, 1995, 65% of Eligible Inventory.
      In addition to all other remedies available to Banks upon the occurrence of an Event of Default, the Banks shall not be obligated to make any advance or issue any letter of credit if after such advance or issuance Borrower would not be in compliance with section 2.2(a) or 2.2(b) above.

           Effect of Harris Reserve. Harris is reserving amounts under the Charge It Card Plan Merchant Agreement between Borrower and Harris (the "Merchant Agreement"). Harris and Banks intend to attempt to negotiate, and if agreement is reached enter into, an Intercreditor Agreement pursuant to which Harris will transfer the funds that would otherwise have been held in such reserve for application to the Revolving Credit Loans and the Banks will grant to Harris an indemnity acceptable to Harris against credit card chargebacks and other obligations of Borrower, GRS and GMO. In such event, the amounts contained in section 2.2(a) above shall be reduced from time to time by the maximum amount payable by Banks under such indemnity. The provisions contained in this paragraph shall be applicable regardless of whether the credit card purchases processed by Harris arise from sales of Borrower, GRS or GMO. Neither Harris nor any Bank shall have any obligations under this paragraph unless and until a written agreement, satisfactory to them in their sole discretion, has been executed and delivered; provided, however, that Harris is and shall remain the agent of Banks to the extent of any funds in the reserve held by Harris exceeding the amount needed to pay amounts owing to Harris under the Merchant Agreement."

      5. Proceeds of Collateral. The following is added after section 2.4 of the Loan Agreement:

           "2.5  Proceeds of Collateral.

                 2.5.1 Receipt and Credit for Collections. Until their authority to do so is terminated by Banks at Bank's option, which option shall be available to Banks at any time after an Event of Default that is continuing, Borrower, GRS and GMO shall, at their own expense, collect all amounts unpaid on Receivables and all receipts from the sale or other disposition of Inventory (other than credit card transactions settled through Harris) and deliver in accordance with section 2.5.2 hereof immediately upon receipt, all checks, drafts, cash, notes, money orders, acceptances and other remittances, including payments on amounts owing to Borrower from GRS and GMO (collectively, "Receipts") received in part or full payment of or with respect to the Collateral or the Subsidiary Collateral in precisely the form received (but endorsed by Borrower, GRS or GMO, as applicable, if necessary for collection). Until such delivery Borrower, GRS and GMO shall not commingle any Receipts with their own funds or any of their property or use the Receipts in any way except to pay the Obligations (as defined in the Security Agreement) but shall hold the Receipts in trust for Banks. With respect to credit card transactions settled through Harris, all amounts otherwise payable to or for the account of Borrower, GRS or GMO pursuant to the Merchant Agreement shall be transferred by Harris to Bank One for application to the Obligations.

           2.5.2 Transfer of Receipts. All Receipts received by Borrower, GRS or GMO shall be transferred daily to one of the Local Deposit Accounts described in Exhibit 11 to the Second Amendment, and each day the available funds in each such account, including the LaSalle Account described on such Exhibit 11, shall be transferred to Agent, except that the available funds in the Local Deposit Accounts may be transferred to the LaSalle Account and then retransferred to Agent and except that money paid to GRS for hunting and fishing licenses shall be paid to the state governmental entity entitled to such money. LaSalle and each bank at which Borrower, GRS or GMO has a Local Account shall enter into an agreement pursuant to which each day all available funds from Receipts deposited in such account (less any returned items or reversed ACH deposits) will be transferred to Agent for application to the Loans or will be transferred to the LaSalle Account for transfer to Agent for application to the Loans. LaSalle shall enter into an agreement pursuant to which all Receipts and all transfers from Local Banks are transferred to Agent for application to the Loans.

           2.5.3 Credit for Receipts. If any Receipts are transferred to Agent in a form other than cash, the amount of such Receipts will be applied by Agent against the Obligations on the date such amounts become collected funds. In the event that (a) any such item, the amount of which has been credited against the Obligations, is subsequently dishonored or otherwise returned unpaid to any Bank, or (b) any Bank makes any payment or grants any credit to any other bank by reason of or on account of (i) any check being dishonored or otherwise returned unpaid, (ii) any credit card charge being charged back, (iii) the reversal of any deposit made via ACH, or (iv) any other liability of Borrower, GMO or GRS, then Agent may retroactively debit the Borrower's Revolving Credit Loan for the amount of such item, or debit any commercial demand account of Borrower, GRS or GMO maintained with Bank for the amount of such item.

           2.5.4 Verification and Notification. Banks may confirm and verify all Receivables in any reasonable manner, and Borrower, GRS and GMO shall assist Banks in so doing. Banks may terminate Borrower's, GRS's and GMO's authority to collect Receipts at any time after an Event of Default that is continuing. Banks may at any time after an Event of Default that is continuing notify, or require the Borrower, GRS or GMO to notify, all of their respective Customers or any of them to make payment directly to Agent and the Agent may enforce collection of, settle, compromise, extend or renew the indebtedness of any or all of Borrower's, GRS's or GMO's Customers without liability of any kind except for the willful misconduct of Banks.

           2.5.5 Authority to Perform for Borrower. To the fullest extent permitted by law Borrower, GRS and GMO appoint each and every agent of Banks as attorney-in-fact for each of them to endorse the name of Borrower, GRS or GMO on any notes, acceptances, checks, drafts, money orders or other instruments for the payment of money or any security interest that may come into Banks' possession. This power, because it is coupled with an interest, is irrevocable while any Obligation remains unpaid. All acts of Banks or their appointee are hereby ratified and approved, and Banks or their appointee shall not be liable for any acts of commission or omission, nor for any error of judgment or mistake of fact or law, except for the willful misconduct of Banks."

      6. Trademarks. Exhibit 6.10 is deleted from the Third Amended Agreement and replaced with the attached Exhibit 6.10.

      7. Financial Statements; Budgets. Section 7.1(a)(9) of the Loan Agreement is deleted and replaced with the following:

           "(9) Daily Financial Reports. Prior to 3:00 o'clock on each Business Day (except that the Retail Daily Flash Sales Report and the Compliance Certification shall be delivered prior to 5:00 on each Business Day and except that the reports that would otherwise be delivered on Friday, November 24, 1995 shall be delivered at the required time on November 27, 1995), each of the following reports, current as of the end of the previous Business Day:

      (a) Daily Receiving Report covering shipments of inventory to Borrower's warehouse in Wilmot, Wisconsin;

      (b)  Mail Order Sales Report;

      (c)  Retail Daily Flash Sales;

      (d) Daily Line of Credit Forecast, including Borrower's daily cash flow model and projecting Borrower's bank balance;

      (e)  Outstanding Check Analysis; and

      (f) A certification (the "Compliance Certification") by an authorized officer of Borrower that Borrower is in compliance with sections 2.2(a) and (b) hereof, which certificate shall be accompanied by a summary of the information used to calculate compliance and the detail of such calculation.

      with all of the foregoing to be in form and substance satisfactory to Banks and consistent with past reports delivered to the Agent.

           (10) Weekly Financial Reports. Prior to 3:00 on each Friday (except that the reports that would otherwise be delivered on Friday, November 24, 1995 shall be delivered prior to 3:00 on Monday November 27, 1995), each of the following reports, based on Borrower's reasonable good faith estimates, current as of the end of the previous week:

      (a)  Receivables aging;

      (b) Payables aging identifying the amount of any held checks and the amount due to Banks (float) and showing the information used to calculate the payables aging and the detail of such calculation; and

      (c)  a report in the form required by Agent and attached hereto as
           Exhibit 10 ("Borrowing Base Certificate") showing the current status and value of the Borrowing Base and reflecting the amount of Eligible Accounts Receivable and Eligible Inventory as of the end of the prior month, certified by an officer of Borrower. The report shall also (i) certify that no Event of Default has occurred and that no condition exists which, with notice or the lapse of time or both, would constitute an Event of Default, and (ii) be accompanied by a summary of the information used to calculate the

           Borrowing Base and the detail of such calculation;

      with all of the foregoing to be in form and substance satisfactory to Banks and consistent with past reports delivered to the Agent. In addition, Borrower shall provide to the Agent any other information regarding Eligible Inventory and Eligible Accounts Receivable upon the reasonable request of the Agent. Banks may rely on all Borrowing Base Certificates and other information provided by Borrower for interest rate calculations and Overadvance Limits."

      8. Bank Accounts. Section 7.1(m) of the Loan Agreement is amended in its entirety to read as follows:

           "(m) Bank Accounts. Except as otherwise permitted by this section 7.1(m), until such time as the Loans are repaid in full and all other Obligations are satisfied in full, Borrower and each of its Subsidiaries shall maintain all bank accounts (including but not limited to savings, checking, depository, payroll, disbursements and cash management services and accounts) at the Banks, in compliance with section 2.5.2 hereof. Borrower may maintain a payroll and refund account with the Bank of Richmond provided that the balance in said account is only the amount reasonably necessary to pay current payroll and refunds and does not exceed One Million Dollars ($1,000,000.00) on the date payroll checks are issued and Seven Hundred Fifty Thousand Dollars ($750,000.00) at all other times. Borrower and GRS may maintain the Local Depository Accounts identified on Exhibit 11 to the Second Amendment. Neither Borrower nor its Subsidiaries shall open any bank accounts other than those identified on Exhibit 11 without the consent of Banks. Sweeps of the cash in all bank accounts for retail stores shall be made for transfer to Agent or to LaSalle for retransfer to Agent, at least once each day that the transferor bank and transferee bank are open for business, to be applied to the Loans."

      9. Prepayment of Revolving Credit Loans. Section 7.1(r) of the Loan Agreement is amended to read as follows:

           "(r) Prepayment of the Revolving Credit Loans. If the Revolving Credit Loans shall ever exceed the lesser of (i) the Revolving Credit Commitment, (ii) the sum of the Borrowing Base plus the applicable Overadvance Limit, or (iii) the amount permitted by sections 2.2(a) and (b) hereof, the Borrower shall immediately repay the Revolving Credit Loans so that the outstanding Revolving Credit Loans are equal to or less than the lesser of (i) the Revolving Credit Commitment, (ii) the sum of the Borrowing Base plus the applicable Overadvance Limit, or (iii) the amount permitted by sections 2.2(a) and (b) hereof."

      10. Exhibit 9. The list of retail stores attached as Exhibit 9 hereto is substituted for Exhibit 9 to the Loan Agreement.

      11. Conditions to Amendment. This Second Amendment shall not be effective until it shall have been fully executed and delivered and all of the following have been delivered to Banks, executed as appropriate, in form and substance satisfactory to Banks:

      (a)  Reaffirmation of Corporate Guaranty and Acknowledgment of GRS;

      (b)  Reaffirmation of Corporate Guaranty and Acknowledgment of GMO;

      (c)  Amended Credit Operating Agreement of GMO;

      (d)  Amended Credit Operating Agreement of GRS;

      (e) Collateral Assignments of Leases for all retail store locations not previously subject to a Collateral Assignment, together with copies of the assigned leases and related certificates of insurance;

      (f) Closing Certificates with Corporate Resolutions for Borrower, GRS and GMO;

      (g)  Opinion of Borrower's Counsel;

      (h)  Amended and Restated General Intangibles Mortgage; and

      (i) UCC financing statements to perfect the security interests of Banks and Borrower (a) against the personal property of GRS at the Kenosha outlet store and against the personal property and fixtures of GRS at each retail store location, (b) against the personal property of GMO at each store location and against the personal property and fixtures of GMO at the Wilmot location and the Kenosha outlet store, and (c) against the personal property of Borrower at each store location, including the Kenosha outlet mall, and the public warehouse, and against the personal property and fixtures of Borrower at the Wilmot location and the Racine Telephone Center.

      12. Post Closing Deliveries. Borrower shall deliver all of the following to Banks, executed as appropriate, on or before December 15, 1995, in form and substance satisfactory to Banks:

      (a) Title update reflecting the recording of the Third Amendment to Mortgage and showing no additional liens or encumbrances against the real estate encumbered by such Mortgage;

      (b) Agreement with LaSalle and other depository banks and the indemnity of LaSalle by the Banks, including LaSalle, for any returned items and/or reversed ACH deposits;

      (c) Landlord Waivers with consents of mortgagees for all retail stores for which a Consent of Lessor was not previously delivered, including but not limited to the Kenosha outlet store, and for the Racine Telephone Center; and

      (d) A warehouseman letter from the Kenosha, Wisconsin warehouse used by Borrower.

Failure of Borrower to deliver any of the foregoing to Banks on or before December 15, 1995 shall constitute an Other Event of Default.

      13.  Certifications.  Borrower hereby certifies and agrees as follows:

      (a) Borrower owns the Customer List free and clear of all security interests, liens and encumbrances other than security interests in favor of Banks;

      (b) All tangible property owned by Borrower is and shall remain located at the real estate of Borrower in Wilmot, Wisconsin, except: (a) inventory in transit to Borrower from Borrower's suppliers, (b) inventory sold by Borrower in the ordinary course of business, (c) personal property and fixtures stored or used at the Kenosha, Wisconsin outlet store as necessary or appropriate for operation of the store, (d) inventory located at the public warehouse used by Borrower in Kenosha, Wisconsin, and (e) fixed assets and supplies of Borrower located at the Telephone Center in Racine, Wisconsin as necessary or appropriate for operation of the Telephone Center.

      (c) The letter agreement among Borrower, GRS and GMO dated April 3, 1994 (providing that title to goods purchased by GRS and GMO from Borrower shall transfer to the respective purchaser based on F.O.B. Borrower's dock (shipping point)) has remained in full force and effect since the date thereof and is currently in full force and effect.

      14.  Collateral Monitoring and Business and Collateral Reports.

           (a) Collateral Agent. Borrower will permit a collateral agent selected by Banks to inspect the Collateral and report to Banks regarding the amount and status of the Collateral. The permitted inspections shall include but not be limited to (a) the right to inspect daily the Borrower's and its Subsidiaries' inventory, wherever located, (b) the right to review and monitor all of Borrower's and its Subsidiaries' practices and procedures with respect to the monitoring of amounts and types of inventory, and (c) the right to inspect and make copies of all of Borrower's and its Subsidiaries' books and records, including books and records stored electronically and including Deloitte Touche and other consultants' reports and other information relating to the Collateral. All fees, charges and expenses of the collateral agent shall be paid by Borrower. The Borrower shall also provide assistance to the collateral agent by the provision of office space and knowledgeable employees to operate data processing equipment and provide and explain available information; and

           (b) Business and Collateral Reports. Borrower shall provide to Banks upon request copies of all analyses of Borrower's business and assets, including but not limited to all collateral reports, evaluations and all reports, analyses and recommendations relating to the partial or full sale of Borrower or any Subsidiary or any of their assets.

      15. Continuation of Agreements. Except as expressly amended and modified herein, the Loan Agreement shall remain in full force and effect and except as expressly amended and modified herein, the Notes shall remain in full force and effect. All of the Collateral Documents, including but not limited to the Security Agreement, the Mortgage, the Collateral Pledge Agreement and Assignment of Security Interest, the Amended and Restated General Intangibles Mortgage, the Subsidiary Guaranties and the Subsidiary Security Documents shall remain in full force and effect as security for the Obligations and all of the Collateral and Subsidiary Collateral as defined in the Loan Agreement, the real estate encumbered by the Mortgage, the Subsidiary Notes, and the Stock of GRS and GMO, shall secure all of the Obligations.

      16. Expenses. Borrower shall pay the reasonable legal fees and expenses of counsel for Bank One and, in addition, the reasonable legal fees and expenses, not exceeding Five Thousand Dollars ($5,000) per Bank, for each of NBD, Harris, LaSalle and Firstar.

      17. Entire Agreement This Second Amendment, together with the Loan Agreement, as amended hereby, constitutes the entire agreement of the Banks and Borrower pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements of the Banks and Borrower, whether oral or written, other than the Loan Agreement, in connection therewith. This Second Amendment may be amended or modified only in writing, executed by all of the parties. This Second Amendment shall not constitute, nor shall it be deemed to constitute:

      (a) The commitment or agreement of Banks to extend credit in any amount in the future, except as provided in this Second Amendment or in the Loan Agreement as amended hereby;

      (b) an obligation on the part of any Bank to enter into any future amendment of the Loan Agreement;

      (c) except as expressly set forth herein and for the period provided herein, the waiver of any existing Event of Default or of any subsequent Event of Default under the Loan Agreement as amended hereby;

      (d) the waiver of any right or remedy available to Bank under the Loan Agreement or any of the Collateral Documents; or

      (e) the commitment, agreement or obligation of any Bank to delay the exercise of any right or remedy available to a Bank in the future.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

BANK ONE, MILWAUKEE, NA



By    ___________________________


LASALLE NATIONAL BANK



By    ___________________________


FIRSTAR BANK MILWAUKEE, N.A.



By    ___________________________


HARRIS TRUST AND SAVINGS BANK

By    ___________________________


NBD BANK




By    ___________________________

GANDER MOUNTAIN, INC.



By    ___________________________


      The undersigned have read the foregoing and agree to be bound by all of the terms and conditions contained therein except that the undersigned shall not be directly obligated on any of the Loans except as otherwise provided in the Loan Agreement as amended hereby, the Subsidiary Documents, the Subsidiary Guaranties or any other agreement to which Borrower, GRS or GMO is a party.


GMO, INC.



By    ___________________________


GRS, INC.



By    ___________________________